AMENDMENT NO. 3 TO
		SUBADVISORY AGREEMENT

AMENDMENT NO. 3, dated as of September 18, 2007, to the Subadvisory Agreement ("Amendment No. 3"), by and among FIRST INVESTORS MANAGEMENT COMPANY, INC., a New York corporation (the "Adviser"), WELLINGTON MANAGEMENT COMPANY., LLP (previously known as WELLINGTON MANAGEMENT COMPANY), a Massachusetts limited liability partnership (the "Subadviser"), FIRST INVESTORS EQUITY FUNDS (the "Trust"), a Delaware business trust.

Effective as of July 25, 2007, the Adviser, the Subadviser and the Trust agreed to modify and amend the Subadvisory Agreement (the "Agreement") dated as of January 27, 2006, in order to remove references to all funds except the First Investors Global Fund, as follows:

1. Schedule A. Schedule A to the Agreement, setting forth the Series of the Trust for which the Subadviser is appointed as the investment subadviser and the fees payable to the Subadviser with respect to each Series, is hereby deleted and replaced by the attached Schedule A.

Except as modified and amended hereby, the Agreement is hereby ratified and confirmed in full force and effect in accordance with its terms.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.


FIRST INVESTORS MANAGEMENT
COMPANY, INC.

By: /S/ KATHRYN S. HEAD
Name: Kathryn S. Head
Title: President



WELLINGTON MANAGEMENT
COMPANY, LLP

By: /S/ NANCY LUKITSH
Name: Nancy Lukitsh
Title: Director of Marketing



FIRST INVESTORS EQUITY FUNDS

By: /S/ KATHRYN S. HEAD
Name: Kathryn S. Head
Title: President




		FIRST INVESTORS EQUITY FUNDS

		SUBADVISORY AGREEMENT

		SCHEDULE A

		DATED September 18,2007

Pursuant to Paragraph l(a) and Paragraph 4 of the Agreement made as of January 27, 2006, Subadviser shall serve as investment subadviser to the following Series of the Trust, and the compensation paid to Subadviser with respect to assets of each such Series allocated to Subadviser's investment discretion shall be calculated in accordance with the following schedules:


First Investors Equity Funds:

	Global Fund

					 Advisory Fee as % of
 Average Daily Net Assets 		 Average Daily Net Assets

 Up to $50 million 				0.400%
 In excess of $50 million and up
  to $150 million 				0.275%
 In excess of $150 million and up
  to $500 million 				0.225%
 Over $500 million 				0.200%